Exhibit 99.1

NeoRx Corporation Regains Compliance with Nasdaq Minimum Bid Listing Requirement

SEATTLE (September 27, 2005) – NeoRx Corporation (NASDAQ:NERX) today announced that it has received a letter from the Nasdaq Stock Market advising that the Company has regained compliance with the Nasdaq SmallCap Market minimum bid price requirement by maintaining a closing bid price of $1.00 per share or greater for at least 10 consecutive trading days.

On May 12, 2005, NeoRx Corporation received a notice from the Nasdaq indicating that the Company was not in compliance with Nasdaq Marketplace Rule 4310(c)(4) because the closing bid price per share for its common stock had been below $1.00 per share for 30 consecutive trading days.  The Company was provided 180 days, or until November 8, 2005, in which to regain compliance.

NeoRx is a cancer therapeutics development company. The Company currently is focusing its development efforts on picoplatin (NX 473), a next-generation platinum therapy. A Phase II trial of picoplatin is currently underway for patients with small cell lung cancer. The Company also plans to undertake a Phase I/II trial of picoplatin in colorectal cancer in late 2005 or early 2006. For more information, visit www.neorx.com.

© 2005 NeoRx Corporation. All Rights Reserved.

For Further Information:

NeoRx Corporation
Julie Rathbun
Corporate Communications
206-286-2517

jrathbun@neorx.com

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